EXHIBIT 99.1

MEDIA CONTACT:
Michael LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
bartkowski@bluefirepartners.com

ANALYSTS INTERNATIONAL DISCLOSES RESTRICTED STOCK AWARD

MINNEAPOLIS, June 23, 2004 — In accordance with current shareholder disclosure requirements, Analysts International Corporation (Nasdaq: ANLY) reported today that its board of directors has granted 200,000 restricted shares of common stock to Jeffrey P. Baker, who was named President of Analysts International, as announced earlier this week.  The stock grant, effective June 18, 2004, was at fair market value as of that date and vests at the rate of 25 percent per year for the next four years.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.